EXHIBIT 16.1

1185 Avenue of the Americas, 38th Floor New York, NY 10036-6101
Phone	212-381-4700
Fax	212-381-4811
Web	www.uhy-us.com

May 6, 2024

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Glacier Worldwide, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on May 6, 2024 of Glacier Worldwide, Inc. (the “Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ UHY LLP